EXHIBIT 99.1

Company Contact:

John Keating

Senior Vice President, Corporate Development; Interim CFO

408-952-4434

Moriah Shilton

Investor Relations

408-952-4356

Tessera Receives Third Office Action in ‘627 Patent Reexamination

SAN JOSE, Calif. – Sept. 15, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced the U.S. Patent and Trademark Office (PTO) on Sept. 11, 2008 issued a third non-final office action in the ongoing ex parte reexamination of Tessera’s U.S. Patent No. 6,133,627 (the ‘627 patent). The patent relates to semiconductor packaging technologies used in a variety of applications.

The latest office action, which rejects certain claims of the ‘627 patent, was issued only one month after the second office action, in which the PTO incorrectly stated that Tessera had “filed no arguments” addressing the prior rejections. After Tessera resubmitted its previously filed response, the PTO issued this third office action, allowing Tessera to file a response by Oct. 13, 2008.

After consideration of Tessera’s submission in response to the third office action, the PTO may issue another office action, which may or may not be a final rejection of the claims in question. There is no deadline for further action by the PTO. If a final rejection is issued, Tessera will have the opportunity to submit a response to the PTO for its consideration, after which the PTO may either reopen the reexamination of the patent or allow Tessera to file a Notice of Appeal with the Board of Patent Appeals and Interferences.

The claims of a patent undergoing reexamination are valid until a reexamination certificate cancelling the claims is issued. A certificate can only be issued after all actions closing prosecution are concluded, and all appeals have been exhausted.

Tessera is asserting the ‘627 patent in a number of litigations including an investigation pending in the U.S. International Trade Commission (ITC) against several companies. A hearing in that investigation is scheduled to begin on Sept. 22, 2008.

About Tessera

Tessera Technologies, Inc. provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera, the Tessera logo, the Chevron logo, OptiML, µPILR, SHELLCASE and FotoNation are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries.